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                                                                   Exhibit 10.4

                                         February 5, 2001

PMD Group Inc.
9911 Brecksville Road
Cleveland, Ohio  44141

Dear Sir/Madam:

This letter confirms our understanding that PMD Group Inc. (the "Company" or "you") has engaged Credit Suisse First Boston Corporation and its affiliates, successors and assigns, as appropriate ("CSFB" or "we"), to act as a financial advisor to the Company with respect to the Company's continuing review of strategic and financial planning matters.

As part of our engagement, we will, if appropriate and if requested:

(a) undertake, in consultation with members of management, a comprehensive study and analysis of the business, operations, financial condition and prospects of the Company; and

(b) review with members of management the Company's financial plans and analyze its strategic plans and business alternatives.

The term of this engagement (the "Term") shall commence on November 28, 2000 and continue for so long as provided in the Stockholders Agreement dated as of November 28, 2000 by and among PMD Group Holdings Inc., PMD Investors I LLC, PMD Investors II LLC, DLJMB Funding III, Inc. ("Funding") and DB Capital/PMD Investors LLC (the "Stockholders Agreement") unless terminated sooner as provided below. During the Term, we will continue to update and maintain our knowledge to assure that we are current with the Company's business, operations, financial condition and prospects. In addition, CSFB will be available at your request to meet with your Board of Directors to discuss strategic alternatives and their financial implications.

In connection with CSFB's engagement, the Company will furnish CSFB with all information concerning the Company which CSFB reasonably deems appropriate and will provide CSFB with access to the Company's officers, directors, employees, accountants, counsel and other representatives (collectively, the "Representatives"), it being understood that CSFB will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof. All non-public information concerning the Company which is given to CSFB will be used solely in the course of the performance of our services hereunder and will be treated confidentially by it for so long as it remains non-public. Except as otherwise required by law or judicial or regulatory process, CSFB will not disclose this information to a third party without the Company's consent.
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As compensation for our services hereunder, during the Term, the Company agrees to pay CSFB a financial advisory fee equal to $500,000, ("Financial Advisory Fee") payable per annum quarterly in advance, on the first day of each calendar quarter, commencing as of April 1, 2001. If at any time, the Company is not current with respect to payments of interest and principal on its senior subordinated notes, no Financial Advisory Fee shall be currently payable; rather, such fees shall accrue until such time as the Company is current on such interest and principal payments, at which time all accrued and unpaid fees hereunder shall be paid by the Company.

In addition, to the aforementioned fees, the Company shall reimburse CSFB for its reasonable out-of-pocket costs and expenses, incurred in connection with the performance of its advisory and consulting services hereunder.

No advice rendered by CSFB in its advisory role hereunder, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, CSFB's role under this Agreement may not be otherwise referred to without our prior consent.

Since CSFB will be acting on behalf of the Company in connection with its engagement hereunder, the Company and CSFB agree to the indemnity provisions and other matters set forth in Annex A of the Management Agreement dated as of February 5, 2001, between the Company and DLJ Merchant Banking Partners III, L.P. (the "Management Agreement"). Said Annex A is hereby incorporated by reference into this agreement.

It is the understanding of the parties that CSFB may be involved with potential acquisitions, mergers, financings or other major transactions involving the Company, in which case CSFB shall be entitled to such compensation, in addition to the fee provided above, as the Company and CSFB shall mutually agree, in each case consistent with the Stockholders Agreement.

CSFB's engagement hereunder may be terminated at any time by the Company or by CSFB, with or without cause, upon ten days' prior written notice thereof to the other party, at which time the Company's obligation to pay the Financial Advisory Fee to CSFB shall cease; PROVIDED, HOWEVER, that no termination of CSFB's engagement hereunder shall affect the Company's obligation to pay all fees and expenses required to be paid to Funding or another affiliate of Credit Suisse Group designated by Funding to the full extent provided for in the Stockholders Agreement, and to indemnify CSFB and certain related persons and entities as provided in Annex A of the Management Agreement referred to above.

CSFB is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, CSFB or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the


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Company or any other company that may be involved in the matters contemplated by this agreement.

Any notice required to be given hereunder shall be in writing and shall be deemed sufficient if delivered in person or mailed by certified mail as follows: if to the Company, to it at its office at PMD Group Inc., 9911 Brecksville Road, Cleveland, Ohio 44141 or such other address as the Company may hereafter designate for that purpose; and if to CSFB to it at its offices at 277 Park Avenue, New York, New York, 10172.

In connection with this engagement, CSFB is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any corporation into which the Company shall consolidate or merge or to which it shall transfer substantially all of its assets. All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                                         Very truly yours,

                                         CREDIT SUISSE FIRST BOSTON
                                         CORPORATION


                                         By:
                                            ----------------------------------
                                            Name:
                                            Title:


Accepted and agreed to as of the date first written above:

PMD Group Inc.


By:
   -----------------------------------
   Name:
   Title:


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